UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

PARK-OHIO HOLDINGS CORP.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard
Cleveland, Ohio 44124

Notice of 2023 Annual Meeting of Shareholders

The 2023 annual meeting of shareholders of Park-Ohio Holdings Corp., an Ohio corporation, will be held as shown below.

10:00 A.M., Eastern Time, Wednesday May 17, 2023

6065 Parkland Boulevard, Cleveland, Ohio 44124

1.To elect three directors to serve until the 2026 annual meeting of shareholders;

2.To approve the Amendment and Restatement of the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan, the terms of which are described in the accompanying Proxy Statement;

3.To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2023;

4.To approve, on an advisory basis, named executive officer compensation;

5.To recommend, on an advisory basis, the frequency of future advisory votes on named executive officer compensation; and

6.To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

The Board of Directors set March 27, 2023 as the record date for the Annual Meeting. This means that owners of Common Stock at the close of business on that date are entitled to (1) receive notice of the Annual Meeting and (2) vote at the Annual Meeting and any adjournments, postponements or continuations of the Annual Meeting.

We strongly encourage you to consider voting and submitting your proxy in advance of the Annual Meeting in lieu of attending the meeting in person. Please mark, sign and return the proxy card in the enclosed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors

ROBERT D. VILSACK Chief Legal & Administrative Officer, Secretary
April 14, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2023:
A complete set of proxy materials relating to the Annual Meeting is available on the Internet starting on April 14, 2023. These materials, consisting of the Notice of Annual Meeting, Proxy
Statement, Proxy Card and Annual Report, may be viewed at http://eproxy.pkoh.com.

When

Where

Items of
Business

Who Can Vote and Record Date

Voting
by Proxy

2023 Proxy Statement	i

Proxy Statement

2023 Proxy Statement	ii

2023 Proxy Statement	1

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard
Cleveland, Ohio 44124

Proxy Statement
Annual Meeting of Shareholders
May 17, 2023

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of Park-Ohio Holdings Corp., or the Board, is furnishing this proxy statement in order to solicit proxies on its behalf to be voted at our 2023 annual meeting of shareholders, or the Annual Meeting. The Company will bear the costs of this solicitation.

The Annual Meeting will be held at 6065 Parkland Blvd., Cleveland, Ohio 44124 on Wednesday, May 17, 2023, at 10:00 A.M., Eastern Time, and any and all adjournments, postponements or continuations thereof.

Use of Proxies

Proxy materials are first being mailed to shareholders on or about April 14, 2023. A shareholder giving a proxy may revoke it, without affecting any vote previously taken, by a later appointment received by us prior to the Annual Meeting or by giving notice to us in writing or in open meeting. Attendance at the Annual Meeting will not by itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Annual Meeting. If a shareholder has specified how the proxy is to be voted with respect to a matter listed on the proxy, it will be voted in accordance with such specifications. If no specification is made, the executed proxy will be voted (1) “FOR” the election of the nominees for directors; (2) “FOR” the approval of the Amendment and Restatement of the Park-Ohio Holdings Corp. 2021 Equity and Incentive Plan; (3) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2023; (4) “FOR” the resolution approving, on an advisory basis, the compensation of our named executive officers; and (5) “EVERY THREE YEARS” with respect to the advisory vote on the frequency of future advisory votes on named executive officer compensation.

Record Date

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is March 27, 2023. As of March 27, 2023, there were issued and outstanding 12,813,321 shares of our Common Stock, par value $1.00 per share. Each share is entitled to one vote on each matter presented at the Annual Meeting. Our Articles of Incorporation provide that shareholders do not have cumulative voting rights in the election of directors.

Lack of Instructions, Broker Non-Votes

If your shares are held in the name of a brokerage firm or other nominee, your shares may be voted even if you do not provide the brokerage firm or other nominee with voting instructions. Brokerage firms and other nominees have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or other nominee cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

Routine Matters

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2023 is the only routine matter for which the brokerage firm or other nominee who holds your shares can vote your shares without your instructions. Accordingly, there should be no broker non-votes with respect to such proposal, and broker non-votes will have no effect on the outcome of the other proposals.

Other Matters

We are not aware of any matters other than those described in this proxy statement that will be presented to the Annual Meeting for action on the part of the shareholders. If any other matters are properly brought before the Annual Meeting that applicable law permits proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates thereon in accordance with their best judgment. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum.

2023 Proxy Statement	2

General Information

Proxy Solicitor

The cost of soliciting proxies, including the charges and expenses incurred by brokerage firms and other persons for the forwarding of proxy materials to the beneficial owners of such shares, will be borne by us. Proxies may be solicited by our officers and employees by letter, by telephone or in person. Such individuals will not be additionally compensated but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, we have retained Morrow Sodali LLC, soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated to be approximately $6,000, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The authorized number of directors is presently fixed at nine, divided into three classes of three members. The directors of each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting. Proxies may only be voted for the nominees identified in the section entitled “Nominees for Election.”

Committee Membership Grid

	Audit	Compensation	Nominating and Corporate Governance	Executive	Long-Range Planning
Patrick V. Auletta
Edward F. Crawford
Matthew V. Crawford
John D. Grampa
Howard W. Hanna IV
Dan T. Moore III
Ronna Romney
Steven H. Rosen
James W. Wert

The class of directors to be elected in 2023, who will hold their positions for a term of three years and until the election of their successors, has been fixed at three. Unless otherwise directed, the persons named in the accompanying proxy card will vote the proxies received by them (unless authority to vote is withheld) in favor of electing to that class Patrick V. Auletta, Howard W. Hanna IV and Dan T. Moore III, all of whom were previously elected as directors by our shareholders. If any nominee is not available at the time of election, the proxy holders may vote in their discretion for a substitute or such vacancy may be filled later by the Board. We have no reason to believe any nominee will be unavailable.

Vote Required and Recommendation of the Board

The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Patrick V. Auletta, Howard W. Hanna IV and Dan T. Moore III as directors to serve until the 2026 annual meeting of shareholders. Abstentions and broker non-votes will have no effect with respect to the election of directors.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PATRICK V. AULETTA, HOWARD W. HANNA IV AND
DAN T. MOORE III

Proposal No. 1 — Election of Directors

2023 Proxy Statement	3

Biographical Information

Information is set forth below regarding the nominees for election and the directors who will continue in office after the Annual Meeting. The information includes their ages, principal occupations during at least the past five years and other directorships held currently or within the last five years. Also set forth is the date each current director was first elected as a director.

Also contained in the biographical information below are the qualifications that led the Board to conclude that each director and nominee should serve as a director. Each director and nominee possesses the integrity, judgment and analytical ability to provide guidance and oversight of the Company. The aforementioned qualities, when viewed in tandem with the attributes and accomplishments of each director and nominee, as reflected below, qualify each director and nominee to serve on the Board.

Nominees for Election

Patrick V. Auletta Age: 72 Committees: Executive Committee

Background

Director since 2004; President Emeritus of KeyBank National Association (financial services company) since 2005; President of KeyBank National Association from 2001 to 2004; over 35 years of banking experience at KeyBank. Director of the Cleveland Clinic since 1998. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as President of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly when he served as the Chair of the Audit Committee and as our Audit Committee financial expert.

Qualifications

Mr. Auletta has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company..

Howard W. Hanna IV Age: 51 Committees: Audit Committee

Background

Director since 2018; President of Howard Hanna Real Estate Services (real estate company) since 2015.

Qualifications

Mr. Hanna brings significant marketing, sales, and branding expertise as well as experience in guiding company growth through acquisitions.

Dan T. Moore III Age: 83 Committees: Long-Range Planning Committee Nominating and Corporate Governance Committee

Background

Director since 2003; Chief Executive Officer of Dan T. Moore Co. (a management company overseeing a portfolio of companies performing research and development of advanced materials and manufacturing, including Delaware Dynamics, Delaware Dynamics Michigan, Soundwich, Polyfill and Fiberworx and holds 38 patents). He currently serves as a Trustee of the Cleveland Clinic; as a Cleveland Metroparks Commissioner; and Senior Advisor to Molded Fiber Glass.

Qualifications

Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies as well as being a recognized and successful entrepreneur. From his experience, as well as his service on the boards of other publicly-traded corporations, such as Hawk Corporation and Invacare Corporation, Mr. Moore offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

2023 Proxy Statement	4

Proposal No. 1 — Election of Directors

Directors with Term Expiring 2024

Matthew V. Crawford Age: 53 Committees: Executive Committee Long-Range Planning Committee

Background

Director since 1997; Chairman and Chief Executive Officer of the Company since 2018; President and Chief Operating Officer from 2003 to 2018 and President since 2019; Senior Vice President from 2001 to 2003; Assistant Secretary and Corporate Counsel from 1995 to 2001; President of The Crawford Group (a venture capital, management consulting company) since 1995. Director of Crawford United Corporation, previously known as Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment), since 2014. With over 25 years of experience at the Company, Mr. Matthew Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in its industries and with developments within its industries. In addition, he is experienced in operating a number of diversified private companies.

Qualifications

Mr. Matthew Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. Edward Crawford is the father of Mr. Matthew Crawford.

Ronna Romney Age: 79 Committees: Compensation Committee Executive Committee Nominating and Corporate Governance Committee

Background

Director since 2001; former political and news commentator for radio and television; author; U.S. Senate Candidate for Michigan in 1996; former Chair of the President’s Commission for White House Fellowships; former Chair of the President’s Commission for White House Scholars; former Commissioner on the President’s National Advisory Council on Adult Education; since 1999 Director of Molina Healthcare, Inc. (managed healthcare service provider), and Lead Director and Chair of the Transactions Committee of Molina Healthcare, Inc. Selected as a top 100 director in America in 2015 by the NACD (National Association of Corporate Directors). Selected in 2019 by “Women’s Inc.” magazine as one of the most influential corporate board directors.

Qualifications

Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensures the Board is aware of alternative perspectives in the oversight of the Company.

James W. Wert Age: 76 Committees: Audit Committee Nominating and Corporate Governance Committee

Background

Director since 1992 and Lead Director since 2014; Chairman-Managing Board and Senior Client Advisor since 2022, Managing Member 2019 to 2022, Chief Executive Officer, President and Director since 2003 and Vice President from 2000 to 2002 of CM Wealth Advisors, Inc. (a registered investment advisor); Director of Crawford United Corporation since 2021. Formerly Senior Executive Vice President and Chief Investment Officer of KeyCorp (financial services company) from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Director of Marlin Business Services Corp. from 1997 to 2022. From 1997 to 2008, director of Continental Global Group.

Qualifications

Mr. Wert has acquired extensive experience handling transactional finance and investment issues through his experience managing a registered investment adviser and as chief financial and investment officer of a publicly-traded corporation. Through this experience, as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest-standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

Proposal No. 1 — Election of Directors

2023 Proxy Statement	5

Directors with Term Expiring 2025

Edward F. Crawford Age: 84 Committees: None

Background

Director since 2021 and previously from 1992 to 2019; U.S. Ambassador to Ireland 2019 to 2021; President of the Company 2018 to 2019 and 1997 to 2003; Chairman and Chief Executive Officer of the Company from 1992 to 2018. Director of Invacare Corporation since 2022. Director of Crawford United Corporation, previously known as Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment), from 2012 to 2019 and since 2021. Chairman and Chief Executive Officer of The Crawford Group (a venture capital, management consulting company) from 1964 to 2019 and since 2021. Previously a director of Materion Corporation (producer of high performance advanced engineered materials used in a variety of applications) from 2014 until 2017.

Qualifications

Mr. Edward Crawford has completed over 25 years of service to the Company as a director and senior officer and has amassed extensive knowledge of the Company’s strategies and operations. In addition, he also brings to the Board his experience in leading a variety of private enterprises for over 40 years. Mr. Matthew Crawford is the son of Mr. Edward Crawford.

John D. Grampa Age: 75 Committees: Audit Committee

Background

Director since 2015; Former Senior Vice President, Finance and Chief Financial Officer, Materion Corporation (producer of high performance advanced engineered materials used in a variety of applications). Mr. Grampa served in that position from December 2006 until January 2015 and remained with Materion as Senior Vice President, Administration until September 2015. Prior to that, he had served as Vice President, Finance and Chief Financial Officer since 1999 and Vice President, Finance since 1998. Prior to joining Materion, Mr. Grampa had served as Vice President, Finance and held various other financial management positions with the Worldwide Materials business of Avery Dennison Corporation (pressure sensitive materials, office products, labels and other converted products) since 1984. Prior to that, Mr. Grampa held a variety of financial management positions at Diamond Shamrock Corporation (industrial and specialty chemicals, plastics, and oil and gas) since February 1970.

Qualifications

Mr. Grampa brings an extensive, broad-based strategic operations and finance background from his experiences in three global manufacturers. His extensive experience in financial management and with acquisitions provides him with the knowledge and insight to address the complex operational and financial issues facing global industrial companies today, particularly in his capacity as Chair of the Audit Committee and as our Audit Committee financial expert.

Steven H. Rosen Age: 52 Committees: Audit Committee Compensation Committee

Background

Director since 2011; Co-Chief Executive Officer of Resilience Capital Partners (private equity firm) since 2001. Mr. Rosen is involved with all aspects of the firm’s operations, including developing and maintaining relationships with investors and investment intermediaries, and the firm’s strategic planning efforts. Director and Co-CEO of Zanite Acquisition Corp. since 2020. Director of Crawford United Corporation, previously known as Hickok Incorporated, since 2012, AmFin Corporation since 2018 and Invacare Corporation since 2022.

Qualifications

With his experience in assisting underperforming businesses and his expertise in the dynamics of capital markets, credit markets and mergers and acquisitions, Mr. Rosen provides the Board insight in such diversified areas as finance, strategic planning, operations and capital investment.

2023 Proxy Statement	6

Proposal No. 1 — Election of Directors

Board Diversity Matrix As of March 27, 2023
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	8	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

2023 Proxy Statement	7

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock by: (i) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (ii) each director or director nominee; (iii) each executive officer named in the Summary Compensation Table on page 35 of this proxy statement individually; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of March 27, 2023, and the nature of beneficial ownership consists of sole voting and investment power.

Name of Beneficial Owner	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days	Percent of Class (%)
Patrick V. Auletta	16,760		12,825(i)	*
Edward F. Crawford	979,078	(a)(c)	—	7.64
Matthew V. Crawford	2,969,233	(b)(c)	—	23.17
Patrick W. Fogarty	127,251	(d)	—	*
John D. Grampa	7,000		28,330(i)	*
Howard W. Hanna IV	18,345		—	*
Dan T. Moore III	65,855		10,103(i)	*
Ronna Romney	29,995		—	*
Steven H. Rosen	38,450		—	*
Robert D. Vilsack	163,761		—	1.28
James W. Wert	94,690		—	*
Dimensional Fund Advisors LP	785,984	(e)	—	6.13
FMR LLC	939,300	(f)	—	7.33
GAMCO Investors, Inc.	1,529,389	(g)	—	11.94
Private Management Group, Inc.	974,842	(h)	—	7.60
Directors and executive officers as a group (11 persons)	4,510,418		51,258	35.60

*Less than one percent.

(a)Total includes 751,273 shares over which Mr. Edward Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. Edward Crawford is President and owner of 25% of its capital stock and over which Mr. Edward Crawford shares voting and investment power and 10,650 shares owned by Mr. Edward Crawford’s wife as to which Mr. Edward Crawford disclaims beneficial ownership. The total includes 5,554 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of March 27, 2023.

(b)Total includes 2,780,132 shares over which Mr. Matthew Crawford has sole voting and investment power and 700,000 shares as to which Mr. Matthew Crawford disclaims beneficial ownership.

(c)Total includes an aggregate of 189,101 shares over which Mr. Edward Crawford and Mr. Matthew Crawford have shared voting power and investment power, consisting of: 136,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Capital Company; and 41,401 shares owned by First Francis Company, Inc. These 189,101 shares are included in the beneficial ownership amounts reported for both Mr. Edward Crawford and Mr. Matthew Crawford.

(d)Total includes 330 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of March 27, 2023.

(e)Based on information set forth on Amendment No. 5 to Schedule 13G as filed with the SEC on February 14, 2023. As of December 30, 2022, the total includes 785,984 shares held by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has the sole power to dispose or direct the disposition of 785,984 of their reported shares and sole power to vote or direct the vote of 768,525 of their reported shares. Dimensional Advisors LP is a registered investment advisory firm, and has its principal business office at Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(f)Based on information set forth on Schedule 13G as filed with the SEC on February 9, 2023. As of December 30, 2022, the total includes 939,300 shares held by FMR LLC. FMR LLC has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their reported shares. FMR LLC operates as a financial services corporation, having its principal business office at 245 Summer Street, Boston, Massachusetts 02210.

2023 Proxy Statement	8

Principal Shareholders

(g)Based on information set forth on Amendment No. 27 to Schedule 13D as filed with the SEC on March 24, 2022. Total includes 848,680 shares held by GAMCO Asset Management Inc., 455,062 shares held by Gabelli Funds, LLC, 200,047 shares held by Teton Advisors, Inc., 1,300 shares held by MJG Associates, Inc., 23,800 shares held by Gabelli Foundation, Inc., and 500 shares held by Gabelli & Company Investment Advisors, Inc., as of June 14, 2021. GGCP, Inc. is the ultimate parent holding company for the above-listed companies, and Mr. Mario J. Gabelli is the controlling stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

(h)Based on information set forth on Amendment No. 6 to Schedule 13G as filed with the SEC on February 7, 2023. As of December 31, 2022, the total includes 974,842 shares held by Private Management Group, Inc. Private Management Group, Inc. has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their reported shares. Private Management Group, Inc. is a registered investment advisory firm, and has its principal business office at 15635 Alton Parkway, Suite 400, Irvine, California 92618.

(i)Represents restricted share units that represent the right to receive shares of our Common Stock upon Separation of Service (as defined in the Director DC Plan, described below)

2023 Proxy Statement	9

CORPORATE GOVERNANCE

Director Independence

The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the CEO, as directors. The current Board members include seven independent directors (including all three of the nominees).

Each of Messrs. Auletta, Grampa, Hanna, Moore, Rosen and Wert, and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market’s independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market’s rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and management. In reaching the determination that Mr. Rosen is independent, the Board determined that Mr. Rosen’s status as a director and shareholder of Crawford United Corporation, which purchased products from us in the ordinary course of business during 2022, did not impair his independence.

In addition, as required by the Nasdaq Stock Market’s rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Board has determined that the Audit Committee includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Grampa is the independent director who has been determined by our Board to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Grampa’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Grampa any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Risk Oversight

The Board is responsible for overseeing the Company’s risk management, with reviews of certain areas being conducted by the relevant committees of the Board and directly through senior management reports.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as internal controls and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Compensation Committee assesses and monitors risks relating to our executive compensation policies and practices. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks related to our governance structure and processes, the independence of the Board and potential conflicts of interest and ensuring compliance with the Code of Business Conduct and Ethics (discussed below). While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

In addition, the Board’s role in our risk oversight process includes receiving regular reports either directly from presentations to the Board by senior or regional management or through executive officers at Board meetings on areas of material risk to us, including market-specific, operational, legal, regulatory, competitive and strategic risks.

The procedures described above permit the Board to maintain an awareness of material risks that may affect us and ensure the ability of the Board to take any and all appropriate actions to oversee risks we face. We also believe that our Board leadership structure complements our risk management structure, as it allows our independent directors, through the independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Leadership Structure

Our CEO, Mr. Matthew V. Crawford, was appointed CEO and Chairman on May 10, 2018. The Company has no fixed policy on whether the roles of Chairman and CEO should be separate or combined; this decision is based on the best interests of the Company considering the circumstances at the time. The Board believes that the combined role of Chairman and CEO promotes strategic development and execution of our business strategies, which is essential to effective corporate governance. The Board recognizes that utilizing the expertise of Mr. Matthew Crawford contributes to the success of the Company. The diversity of our operating units requires a leader who possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing those diverse businesses. At this time, the Board believes that Mr. Matthew Crawford, based upon his experience in the various industries in which we are positioned, is best qualified to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively. However, we balance the current combined role of Chairman and CEO by the appointment of a Lead Director.

2023 Proxy Statement	10

Corporate Governance

Lead Director

In November 2014, the Board appointed Mr. Wert as the Lead Director. The Lead Director serves as a liaison between our Chairman and our independent directors, presides over executive sessions of the independent directors, makes recommendations to the Chairman regarding the timing and structure of Board meetings, reviews and recommends agendas for the Board meetings and consults with the Chairman on the adequacy of the flow of information from management to the Board. We believe that this leadership structure results in increased engagement of the Board as a whole, and provides strong, independent oversight of our management and affairs resulting in good governance.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (our “Code”). All directors, officers and employees must act ethically at all times and in accordance with the policies comprising our Code. A copy of the Code is available, without charge, upon written request to: Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124 and is also available on our website at www.pkoh.com. We intend to disclose any amendment to, or waiver from, the Code by posting such amendment or waiver, as applicable, on our website. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Anti-Hedging and Pledging Policies

Our Insider Trading Policy prohibits our executive officers and directors from engaging in hedging transactions with respect to our Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock. Our Insider Trading Policy also prohibits the pledging of our Common Stock except where the transaction is pre-approved by our Chief Legal Officer and the amount of Common Stock that is pledged is limited.

2023 Proxy Statement	11

BOARD OF DIRECTORS AND COMMITTEES

Board Meetings

The Board held four meetings in 2022. All directors are expected to attend each meeting of the Board and the meetings of the committees on which he or she serves. In 2022, no director attended less than 75% of the aggregate meetings of the Board and the meetings of the committees on which he or she served with the exception of Mr. Hanna who attended 64%. Directors are expected to attend the Annual Meeting, and all directors attended the 2022 annual meeting of shareholders.

Board Committees

The Board currently has, and appoints the members of, the Audit, Compensation, Nominating and Corporate Governance, Executive and Long-Range Planning Committees. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director as defined under the rules of the Nasdaq Stock Market.

Audit Committee

The Audit Committee consists of Messrs. Grampa, Hanna, Rosen and Wert, with Mr. Grampa as its chair. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the retention, compensation and oversight of the work of our independent auditors. In 2022, the Audit Committee held seven meetings. The Audit Committee has a written charter approved by the Board. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter, which is available on our website at www.pkoh.com.

Compensation Committee

During 2022, the Compensation Committee consisted of Ms. Romney and Mr. Rosen, with Ms. Romney as its chair. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Executive Compensation Discussion and Analysis,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held two meetings in 2022 and also acted by written consent. The Compensation Committee has a written charter approved by the Board. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter, which is available on our website at www.pkoh.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Moore and Wert and Ms. Romney, with Mr. Wert as its chair. The Nominating and Corporate Governance Committee establishes procedures for the director nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as: age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders, and evaluates candidates proposed by shareholders using the same criteria as for other candidates. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations,

2023 Proxy Statement	12

Board of Directors and Committees

education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director if elected and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director, and should be addressed to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

The Nominating and Corporate Governance Committee did not meet in 2022, but acted by written consent. The Nominating and Corporate Governance Committee has a written charter approved by the Board. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter, which is available on our website at www.pkoh.com.

Executive Committee

The Executive Committee consists of Messrs. Auletta and Matthew Crawford and Ms. Romney, with Mr. Matthew Crawford as its chair. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons and except as limited by Ohio law and our Regulations. The Executive Committee did not meet in 2022 but acted by written consent.

Long-Range Planning Committee

The Long-Range Planning Committee consists of Messrs. Matthew Crawford and Moore, with Mr. Matthew Crawford as its chair. The Long-Range Planning Committee explores long-term strategic opportunities available to the Company, internal and external growth development, the Company’s capital structure and other duties delegated to it by the Board. The Long-Range Planning Committee did not meet in 2022.

SHAREHOLDER COMMUNICATIONS

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters deemed to be appropriate and circulate them to the appropriate director or directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee during 2022 were Ms. Romney and Mr. Rosen. No current or former officer or employee of ours served on the Compensation Committee, or on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee, during 2022. None of the Members of the Compensation Committee during 2022 had any relationship with us that would be required to be disclosed by us under applicable related party requirements. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officer of which served on our Board or on our Compensation Committee during 2022.

2023 Proxy Statement	13

COMPENSATION OF DIRECTORS

We compensate non-employee directors for serving on our Board and reimburse them for expenses incurred in connection with Board and committee meetings. During 2022, each non-employee director earned, as an annual retainer, $50,000 and was granted 5,000 restricted shares. The restricted shares were granted under our 2021 Equity and Incentive Compensation Plan, which we refer to as the 2021 Plan, that was approved by our shareholders at our May 27, 2021 annual meeting. The non-employee directors also received $4,000 for each Board meeting attended in-person and $1,000 for each Board meeting attended telephonically or electronically, and $1,000 for each committee meeting attended in-person or telephonically. The Compensation, Audit and Nominating and Corporate Governance Committee Chairpersons each received an additional $15,000 committee chair annual retainer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation(2)	Total ($)
Patrick V. Auletta	66,000	82,000	0	148,000
Edward F. Crawford	0	0	500,000	500,000
John D. Grampa	84,000	82,000	0	166,000
Howard W. Hanna IV	69,000	82,000	0	151,000
Dan T. Moore III	66,000	82,000	0	148,000
Ronna Romney	83,000	82,000	0	165,000
Steven H. Rosen	75,000	82,000	0	157,000
James W. Wert	88,000	82,000	0	170,000

(1)The amounts in this column represent the grant date fair value for awards of restricted shares in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The restricted shares vest one year from the date of grant, which was June 14, 2022. As of December 31, 2022, each director in the table held 5,000 shares or share units subject to restriction.

(2)For Mr. Edward Crawford, the amount represents payments received pursuant to a consulting agreement with the Company that was entered into on June 1, 2021. Under the consulting agreement, Mr. Edward Crawford receives an annual stipend of $500,000 for advisory services related to acquisitions, customer relations and human logistical and cultural development. Mr. Edward Crawford receives no compensation for his service as a director.

In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our directors. Under the Director DC Plan, eligible directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible directors are the same investment options offered under our 401(k) Plan. Eligible directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

2023 Proxy Statement	14

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee oversees our accounting and financial reporting processes and the audits of financial statements. The Audit Committee selects our independent auditors. The Audit Committee is composed of four directors, each of whom is independent as defined under the rules of the Nasdaq Stock Market and SEC rules. Currently, the Audit Committee is composed of Messrs. Grampa, Hanna, Rosen and Wert. The Audit Committee operates under a written charter adopted by the Board.

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the audited consolidated financial statements for the year ended December 31, 2022. The Audit Committee discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (PCAOB) and the SEC. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from our Company management and our Company, including the matters in the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of audit examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

John D. Grampa, Chair
Howard W. Hanna IV
Steven H. Rosen
James W. Wert

2023 Proxy Statement	15

PROPOSAL NO. 2 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PARK-OHIO HOLDINGS CORP. 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

Overview

We are asking shareholders to approve an amendment and restatement of the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan. On March 9, 2023, upon recommendation by the Compensation Committee, the Board approved and adopted, subject to the approval of the Company’s shareholders at the Annual Meeting, the amendment and restatement of the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan. In this proposal, we refer to the original Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan as the “2021 Plan,” and we refer to the amended and restated Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan as the “Amended 2021 Plan.”

The Company’s shareholders approved the 2021 Plan, which succeeded the Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan (the “2018 Plan”), at the Company’s 2021 Annual Meeting of Shareholders. The Company also previously granted awards under the Park-Ohio Holdings Corp. 2015 Equity and Incentive Compensation Plan (the “2015 Plan,” and, together with the 2018 Plan, the “Predecessor Plans”). However, no future awards may be granted under the Predecessor Plans. The 2021 Plan affords the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants and other service providers to the Company and its subsidiaries, and non-employee directors of the Company. You are being asked to approve the Amended 2021 Plan.

Shareholder approval of the Amended 2021 Plan would primarily make available for awards under the Amended 2021 Plan an additional 750,000 shares of common stock, par value $1.00 per share, of the Company (“Common Shares”), as described below and in the Amended 2021 Plan, with such amount subject to adjustment, including under the share counting rules.

The Board recommends that you vote to approve the Amended 2021 Plan. If the Amended 2021 Plan is approved by shareholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and future grants will be made on or after such date under the Amended 2021 Plan. If the Amended 2021 Plan is not approved by our shareholders, then it will not become effective, no awards will be granted under the Amended 2021 Plan, and the 2021 Plan will continue in accordance with its terms as previously approved by our shareholders.

The actual text of the Amended 2021 Plan is attached to this proxy statement as Appendix A. The following description of the Amended 2021 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Why We Recommend That You Vote For This Proposal

The Amended 2021 Plan continues to authorize the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents and certain other awards, including those denominated or payable in, or otherwise based on, Common Shares, for the purpose of providing our non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features of the Amended 2021 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success continues to depend in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended 2021 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.

The use of Common Shares as part of our compensation program is also important because equity-based awards continue to be an essential component of our compensation program for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.

In 2021, Company shareholders approved 625,000 Common Shares, plus the number of Common Shares remaining available for awards under the 2018 Plan as of May 27, 2021, to be used for awards under the 2021 Plan. As of March 20, 2023, 104,985 Common Shares remained available under the 2021 Plan. If the Amended 2021 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better used.

2023 Proxy Statement	16

Proposal No. 2 — Approval of the Amendment and Restatement of the
Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan

The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plans and the 2021 Plan, and the potential dilution associated with the Amended 2021 Plan. This information is as of March 20, 2023. As of that date, there were approximately 12,813,321 Common Shares outstanding:

Common Shares Subject to Outstanding Awards and Available for Future Awards:

•Total Common Shares subject to outstanding full-value awards (restricted shares and restricted stock units): 636,856 Common Shares (approximately 4.97% of our outstanding Common Shares);

•No stock options or SARs outstanding; and

•Total Common Shares available for future awards under the 2021 Plan: 104,985 Common Shares (approximately 0.82% of our outstanding Common Shares).

Proposed Common Shares Available for Awards Under the Amended 2021 Plan:

•750,000 additional Common Shares (approximately 5.85% of our outstanding Common Shares, which percentage reflects the simple dilution of our shareholders that would occur if the Amended 2021 Plan is approved), subject to adjustment, including under the share counting rules of the Amended 2021 Plan; and

•The total Common Shares subject to outstanding awards as described above as of March 20, 2023 (636,856 Common Shares), plus the Common Shares remaining available for future awards under the 2021 Plan as of such date (104,985 Common Shares), plus the proposed additional Common Shares available for future awards under the Amended 2021 Plan (750,000 Common Shares), represent an approximate total overhang of 1,491,841 shares (11.64%).

Based on the closing price on the Nasdaq Stock Market for our Common Shares on March 20, 2023 of $11.70 per share, the aggregate market value as of March 20, 2023 of the new 750,000 Common Shares requested under the Amended 2021 Plan was $8,775,000.

In fiscal years 2020, 2021 and 2022, we granted awards under the 2018 Plan and the 2021 Plan covering 453,760 Common Shares, 208,389 Common Shares, and 345,369 Common Shares, respectively. Based on our basic weighted average Common Shares outstanding for those three fiscal years of 12,061,419, 12,007,000, and 12,091,712, respectively, for the three-fiscal-year period 2020-2022, our average burn rate, not taking into account forfeitures, was 2.79% (our individual years’ burn rates were 3.76% for fiscal 2020, 1.74% for fiscal 2021, and 2.86% for fiscal 2022).

In determining the number of shares to request for approval under the Amended 2021 Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended 2021 Plan.

If the Amended 2021 Plan is approved, we intend to utilize the shares authorized under the Amended 2021 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended 2021 Plan will last about three years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee would retain full discretion under the Amended 2021 Plan to determine the number and amount of awards to be granted under the Amended 2021 Plan, subject to the terms of the Amended 2021 Plan, and future benefits that may be received by participants under the Amended 2021 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

In evaluating this proposal, shareholders should consider all of the information in this proposal and this proxy statement.

Material Changes From The 2021 Plan

The Amended 2021 Plan (1) increases the number of Common Shares available for awards under the 2021 Plan by 750,000 shares, (2) correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the 2021 Plan, during its duration (as described below), by 750,000 Common Shares, (3) revises the clawback provisions of the 2021 Plan to accommodate anticipated final stock exchange clawback listing standards and (4) extends the term of the 2021 Plan until the 10th anniversary of the date of shareholder approval of the Amended 2021 Plan. The Amended 2021 Plan also makes certain other conforming, clarifying or non-substantive changes to the terms of the 2021 Plan to implement the Amended 2021 Plan.

We are not seeking to make any other material changes to the terms of the 2021 Plan.

2023 Proxy Statement	17

Other Amended 2021 Plan Highlights

Reasonable Amended 2021 Plan Limits. Subject to adjustment as described in the Amended 2021 Plan, awards under the Amended 2021 Plan are limited to (1) 1,375,000 Common Shares (625,000 of which were originally approved by our shareholders at the 2021 Annual Meeting of Shareholders, and 750,000 of which are newly provided for under the Amended 2021 Plan), plus (2) the total number of Common Shares remaining available under the 2018 Plan and not subject to any outstanding awards as of May 27, 2021, plus (3) the shares that are subject to awards granted under the Predecessor Plans or the 2021 Plan that are added (or added back, as applicable) pursuant to the share counting rules in the Amended 2021 Plan. These shares may be shares of original issuance or treasury shares, or a combination of the two.

Minimum Vesting Requirement. Generally, awards granted the Amended 2021 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the applicable grant date, except that the following awards will not be subject to the foregoing minimum vesting requirement: any (1) awards granted in connection with awards that are assumed, converted or substituted in connection with a corporate acquisition or merger transaction as described in the Amended 2021 Plan; (2) Common Shares delivered in lieu of fully vested cash obligations; (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of shareholders; and (4) any additional awards the Compensation Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Amended 2021 Plan (subject to adjustment as described in the Amended 2021 Plan). The minimum vesting requirement does not preclude the Compensation Committee, in is sole discretion, from providing for continued vesting or accelerated vesting for any award under the Amended 2021 Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service or a change in control, or exercising its discretionary vesting authority (as described in the Amended 2021 Plan) at any time following the grant of an award.

Non-Employee Director Compensation Limit. The Amended 2021 Plan provides that in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

Incentive Stock Option Limit. The Amended 2021 Plan also provides that, subject as applicable to adjustment as described in the 2021 Plan, the aggregate number of Common Shares actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 1,375,000 Common Shares.

Limited Share Recycling Provisions. Subject to certain exceptions described in the Amended 2021 Plan, if any award granted under the 2021 Plan or Amended 2021 Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the Amended 2021 Plan. Additionally, if, after May 27, 2021, any Common Shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Amended 2021 Plan.

Notwithstanding anything else in the Amended 2021 Plan, the following Common Shares will not be added (or added back, as applicable) to the aggregate number of Common Shares available under the Amended 2021 Plan:

•Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option;

•Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards;

•Common Shares subject to a share-settled SAR that are not actually issued in connection with the settlement of such SAR on exercise; and

•Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options.

Further, if a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available under the Amended 2021 Plan.

No Repricing Without Shareholder Approval. Outside of certain corporate transactions or adjustment events described in the Amended 2021 Plan or in connection with a Change in Control, the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be cancelled in exchange for cash or replaced with other awards, or replaced with stock options or SARs with a lower exercise or base price, as applicable, without shareholder approval under the Amended 2021 Plan.

Change in Control Definition. The Amended 2021 Plan includes a non-liberal definition of “Change in Control,” which is set forth below.

Exercise or Base Price Limitation. The Amended 2021 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the Amended 2021 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

Proposal No. 2 — Approval of the Amendment and Restatement of the
Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan

2023 Proxy Statement	18

Summary of Other Material Terms of the 2021 Plan

Administration: The Amended 2021 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the Amended 2021 Plan. References to the “Committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Board, or the Board, as applicable. The Committee may from time-to-time delegate all or any part of its authority under the Amended 2021 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the Amended 2021 Plan, or of any Evidence of Award (as defined below) under the Amended 2021 Plan (or related documents), will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee or the subcommittee may by resolution, subject to certain restrictions set forth in the Amended 2021 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the Amended 2021 Plan, and (2) determine the size of such awards. However, the Committee or the subcommittee may not delegate such responsibilities to officers for awards granted to non-employee directors, certain officers or certain employees who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Eligibility: Any person who is selected by the Committee to receive benefits under the Amended 2021 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Amended 2021 Plan. In addition, certain persons, including consultants, who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the Amended 2021 Plan. As of March 20, 2023, there were approximately 60 employees and 1 consultant of the Company and its subsidiaries expected to participate in the Amended 2021 Plan out of a total of 7,208 employees and 10 consultants providing services to the Company and its subsidiaries. All of our non-employee directors (of which there are 8 as of the date of this filing) are expected to participate in the Amended 2021 Plan. The basis for participation in the Amended 2021 Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.

Share Counting: Generally, the aggregate number of Common Shares available under the Amended 2021 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the Amended 2021 Plan.

Types of Awards Under the Amended 2021 Plan: Pursuant to the Amended 2021 Plan, the Company may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”) (“Incentive Stock Options”)), SARs, restricted shares, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our Common Shares.

Generally, each grant of an award under the Amended 2021 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and conditions as the Committee may determine, consistent with the Amended 2021 Plan. A brief description of the types of awards which may be granted under the Amended 2021 Plan is set forth below.

Stock Options: A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the Amended 2021 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to certain awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of Common Shares subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a Change in Control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Shares owned by the participant (or certain other consideration authorized under the Amended 2021 Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank

Proposal No. 2 — Approval of the Amendment and Restatement of the
Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan

2023 Proxy Statement	19

or broker of some or all of the shares to which the exercise relates. Stock options granted under the Amended 2021 Plan may not provide for dividends or dividend equivalents. The exercise of a stock option will result in the cancellation on a share-for-share basis of any Tandem SAR (as defined below).

SARs: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (1) to any optionee, of Tandem SARs in respect of stock options granted under the Amended 2021 Plan, and (2) to any participant, of Free-Standing SARs. A “Tandem SAR” is a right of the optionee, exercisable by surrender of the related stock options, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the spread between the exercise price of such related stock options and the value of the Common Shares (not exceeding 100%) at the time of exercise. Tandem SARs may generally be granted at any time prior to the exercise or termination of the related stock options. However, a Tandem SAR awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A “Free-Standing SAR” is a right of the participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the spread between the base price of such Free-Standing SAR and the value of the Common Shares (not exceeding 100%) at the time of exercise.

Each Evidence of Award with respect to a grant of SARs will describe such SARs, identify the related stock options (if applicable), and contain such other terms and provisions, consistent with the Amended 2021 Plan, as the Committee may approve. SARs may provide for continued vesting or earlier vesting, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a Change in Control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. A SAR may be paid in cash, Common Shares or any combination of the two.

Except with respect to certain awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a Free-Standing SAR may not be less than the fair market value of a Common Share on the date of grant. Any grant of Tandem SARs will provide that such Tandem SARs may be exercised only at a time when the related stock option is also exercisable and at a time when the spread is positive, and by surrender of the related stock option for cancellation. Except with respect to certain awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the option price of the stock option to which the Tandem SAR relates may not be less than the fair market value of a Common Share on the date of grant of the stock option. The term of a Free-Standing SAR may not extend more than 10 years from the date of grant. SARs granted under the Amended 2021 Plan may not provide for dividends or dividend equivalents.

Restricted Shares: Restricted shares constitutes an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to voting and other ownership rights (subject in particular to certain dividend provisions in the Amended 2021 Plan), subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.

Any grant of restricted shares may specify management objectives regarding the vesting of the restricted shares. Any grant of restricted shares may require that any and all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying restricted shares, but any such dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives must be deferred until, and paid contingent upon, the achievement of the applicable management objectives.

Restricted shares may provide for continued vesting or the earlier vesting of such restricted shares, including in the event of retirement, death, disability or termination of employment or service of the participant or a Change in Control.

Restricted Stock Units: RSUs awarded under the Amended 2021 Plan constitute an agreement by the Company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Shares on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a Change in Control.

During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on either a current or deferred or contingent basis, either in cash or in additional Common Shares. However, dividend equivalents or other distributions on Common Shares underlying RSUs with restrictions that lapse as a result of the achievement of management

Proposal No. 2 — Approval of the Amendment and Restatement of the
Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan

2023 Proxy Statement	20

objectives will be deferred until, and paid contingent upon, the achievement of the applicable management objectives. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Shares or any combination of the two.

Cash Incentive Awards, Performance Shares and Performance Units: Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended 2021 Plan. A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of a cash incentive award, performance shares or performance units that have been earned.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a Change in Control.

Other Awards: Subject to applicable law and applicable share limits under the Amended 2021 Plan, the Committee may authorize the grant to any participant of Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The Committee will determine the terms and conditions of any such awards. Common Shares delivered under such an award in the nature of a purchase right granted under the Amended 2021 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended 2021 Plan. The Committee may also authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Amended 2021 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a Change in Control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on either a current or deferred or contingent basis, in cash or in additional Common Shares. However, dividend equivalents or other distributions on Common Shares underlying Other Awards with restrictions that lapse as a result of the achievement of management objectives will be deferred until, and paid contingent upon, the achievement of the applicable management objectives.

Change in Control: The Amended 2021 Plan includes a definition of “Change in Control.” In general, except as otherwise prescribed by the Committee in an Evidence of Award, Change in Control means the occurrence (after May 27, 2021) of any of the following events (subject to certain limitations and as further described in the Amended 2021 Plan):

•The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as defined below) of the Company immediately prior to such transaction;

•The Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

Proposal No. 2 — Approval of the Amendment and Restatement of the
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2023 Proxy Statement	21

•Any (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”); or

•If during any period of two consecutive years, individuals who at the beginning of any such period constituted our directors cease for any reason to constitute at least a majority of the Board, subject to certain limitations as described in the Amended 2021 Plan.

A Change in Control will not be deemed to have occurred for purposes of the Amended 2021 Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or interest, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

Management Objectives: The Amended 2021 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the performance objective or objectives established pursuant to the Amended 2021 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or Other Awards.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement regarding the management objectives, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of Awards: Except as otherwise provided by the Committee and subject to the terms of the Amended 2021 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted shares, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Amended 2021 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Amended 2021 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the Common Shares that are subject to awards under the Amended 2021 Plan will be subject to further restrictions on transfer, including minimum holding periods.

Adjustments: The Committee will make or provide for such adjustments in: (1) the number of and kind of Common Shares covered by outstanding stock options, SARs, restricted shares, RSUs, performance shares and performance units granted under the Amended 2021 Plan; (2) if applicable, the number of and kind of Common Shares covered by Other Awards granted pursuant to the Amended 2021 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a Change in Control of the Company, the Committee may provide in substitution for any or all outstanding awards under the Amended 2021 Plan such alternative consideration (including cash), if any, as it may determine in good faith to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control of the Company, the Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of Common Shares available under the Amended 2021 Plan and the share limits of the Amended 2021 Plan as the Committee in its sole discretion determines in good faith is appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Proposal No. 2 — Approval of the Amendment and Restatement of the
Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan

2023 Proxy Statement	22

Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a Change in Control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs (including following a participant’s voluntary surrender of “underwater” stock options or SARs) in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The Amended 2021 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Detrimental Activity and Recapture: Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or include other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee or the Board from time to time, or as required by applicable law or any applicable rules or regulations promulgated by the SEC or the Company’s applicable stock exchange. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Shares issued under and/or any other benefit related to an award, or include other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or the Board or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations promulgated by the SEC or the Company’s applicable stock exchange.

Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the Amended 2021 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended 2021 Plan (including sub-plans) (to be considered part of the Amended 2021 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Amended 2021 Plan as then in effect unless the Amended 2021 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding: To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended 2021 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold Common Shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares delivered or required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to the Amended 2021 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.

No Right to Continued Employment: The Amended 2021 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the Amended 2021 Plan: The 2021 Plan became effective on May 27, 2021. The Amended 2021 Plan will become effective on the date it is approved by the Company’s shareholders.

Amendment and Termination of the Amended 2021 Plan: The Board generally may amend the Amended 2021 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended 2021 Plan) (1) would materially increase the benefits accruing to participants under the Amended 2021 Plan, (2) would materially increase the number of securities which may be issued under the Amended 2021 Plan, (3) would materially modify the requirements for participation in the Amended 2021 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Proposal No. 2 — Approval of the Amendment and Restatement of the
Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan

2023 Proxy Statement	23

Further, subject to the Amended 2021 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Amended 2021 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended 2021 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances, or in the event of a Change in Control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Amended 2021 Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the Amended 2021 Plan at any time. Termination of the Amended 2021 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended 2021 Plan on or after the tenth anniversary of the date shareholders approve the Amended 2021 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Amended 2021 Plan.

Allowances for Conversion Awards and Assumed Plans: Common Shares issued or transferred under awards granted under the Amended 2021 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs, or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Amended 2021 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended 2021 Plan, under circumstances further described in the Amended 2021 Plan, but will not count against the aggregate share limit or other Amended 2021 Plan limits described above.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended 2021 Plan because the grant and actual pay-out of awards under the Amended 2021 Plan are subject to the discretion of the plan administrator.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended 2021 Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended 2021 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Cash Incentive Awards, Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Nonqualified Stock Options. In general:

•no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Proposal No. 2 — Approval of the Amendment and Restatement of the
Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan

2023 Proxy Statement	24

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If Common Shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

Restricted Stock Units. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Awards Granted to Certain Persons

The table below shows the number of awards granted under the 2021 Plan to the named executive officers and the other individuals and groups indicated below since its inception through March 20, 2023.

PARK-OHIO HOLDINGS CORP. 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

Name and Position / Group	Number of Restricted Shares and Restricted Share Units
Named Executive Officers:
Matthew V. Crawford, Chairman, Chief Executive Officer and President	198,288
Patrick W. Fogarty, Senior Vice President and Chief Financial Officer	38,552
Robert D. Vilsack, Chief Legal & Administrative Officer, Secretary	38,552
All current executive officers, as a group	275,392
All current non-employee directors as a group	57,890
Each nominee for election as a director(1)	24,810
Each associate of any of the foregoing	0
Each other person who received at least 5% of all awards	0
All employees, including all current officers who are not executive officers, as a group	230,011

(1)Includes the following amounts of restricted shares or restricted share units granted to each nominee for election: 8,270 to Patrick V. Auletta; 8,270 to Howard W. Hanna IV; and 8,270 to Dan T. Moore III.

Proposal No. 2 — Approval of the Amendment and Restatement of the
Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan

2023 Proxy Statement	25

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the Amended 2021 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2021 Plan by our shareholders.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of our shares of Common Stock represented at the Annual Meeting and entitled to vote on this proposal is required to approve the Amended 2021 Plan. Abstentions will have the effect of a vote against, and broker non-votes will have no effect with respect to, the approval of this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PARK-OHIO HOLDINGS CORP. 2021 EQUITY AND INCENTIVE COMPENSATION PLAN.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 regarding our compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	51,258	—	104,985
Equity compensation plans not approved by security holders	—	—	—
TOTAL:	51,258	—	104,985

(1)Includes unvested and vested restricted stock unit awards but excludes unvested restricted stock awards which are already issued and outstanding.

Proposal No. 2 — Approval of the Amendment and Restatement of the
Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan

2023 Proxy Statement	26

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our independent auditors to examine our financial statements and those of our subsidiaries for the fiscal year ending December 31, 2023. During fiscal year 2022, Ernst & Young LLP examined our financial statements and those of our subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Board recommends ratification of the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate shareholders’ questions.

Vote Required and Recommendation of the Board

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP. Abstentions will have no effect on the ratification of the appointment of Ernst & Young LLP.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

Independent Auditor Fee Information

The following table presents fees for services rendered by Ernst & Young LLP in each of the last two fiscal years:

	2021	2022
Audit Fees(1)	$1,714,600	$2,025,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	51,500	383,750
All Other Fees(4)	5,000	5,000
	$1,771,100	$2,413,750

(1)Audit fees included fees associated with the annual audit, the reviews of quarterly reports on Form 10-Q and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2) Audit-related fees included fees for assurance and related services that are reasonably related to the performance of the audit or the review of financial statements.

(3)Tax fees included fees in connection with tax compliance and tax planning services. All other fees include fees in connection with accounting subscriptions.

(4) All other fees includes subscription services for accounting guidelines.

Pre-approval Policy

The Audit Committee has adopted a formal policy on auditor independence requiring approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services.

All of the services described in “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee in accordance with the Audit Committee’s formal policy on auditor independence.

2023 Proxy Statement	27

PROPOSAL NO. 4 — TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. Advisory votes on the compensation of our named executive officers are currently held every three years. We expect to hold the next advisory vote on the compensation of our named executive officers at our 2026 annual meeting of shareholders, subject to the outcome of the vote on Proposal 5.

Our compensation philosophy is designed to align each executive’s compensation with our short- and long-term performance and to provide the compensation and incentives needed to attract, motivate, reward, and retain key executives who are crucial to achieving our business goals and who will build long-term economic value for us. We seek to provide an executive compensation package that is tied to our overall financial performance and that aligns executive and shareholder interests. We believe our executive compensation decisions have demonstrated our commitment to those goals and helped drive our performance in 2022.

Our executive compensation is discussed in further detail in the Executive Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and our Board believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to SEC rules, and the Executive Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures in the Company’s proxy statement for its 2023 annual meeting of shareholders.”

The say-on-pay vote is advisory and, therefore, not binding; however, the Compensation Committee will consider the outcome of the vote when considering future named executive officer compensation.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of our shares of Common Stock represented at the Annual Meeting and entitled to vote on this proposal is required for the approval of the named executive officer compensation. Abstentions will have the effect of a vote against, and broker non-votes will have no effect with respect to, the approval of this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

2023 Proxy Statement	28

PROPOSAL NO. 5 — RECOMMENDATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, shareholders have an opportunity to cast a non-binding advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers. Shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every year, two years, or three years. Alternatively, shareholders may abstain from casting a vote.

The Board believes it is most appropriate to conduct an advisory vote on named executive officer compensation once every three years and, therefore, the Board recommends that you vote for a three-year interval for the advisory vote on named executive officer compensation. However, shareholders are not voting to approve or disapprove the Board’s recommendation. Shareholders may choose among the four choices (every year, every two years, every three years or abstain) set forth below.

Our executive compensation program is designed to achieve a balance of short-term and long-term goals. To this end, the Compensation Committee combines potential annual cash incentive awards with long-term equity awards, which generally vest over a three-year period, and with value based on the price of our Common Stock. The Board believes that holding the advisory vote on named executive officer compensation once every three years will encourage a reasonably long-term focus on our executive compensation policies and practices.

When you vote, you may cast your vote on your preferred frequency of future advisory votes on named executive officer compensation by choosing among the following four options: once every one year, two years or three years, or you may abstain from voting.

Although this advisory vote is not binding, the Board will consider our shareholders’ preferences and may take them into account in making future determinations concerning the frequency of advisory votes on our named executive officer compensation.

Vote Required and Recommendation of the Board

As an advisory vote, the option of once every year, two years or three years that receives the highest number of votes cast by shareholders is expected to be the frequency for the advisory vote on named executive officer compensation that has been selected by shareholders. Abstentions and broker non-votes will have no effect with respect to this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY “THREE YEARS” REGARDING THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

2023 Proxy Statement	29

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding 2022 compensation for each of Matthew V. Crawford (Chairman, Chief Executive Officer and President), Patrick W. Fogarty (Vice President and Chief Financial Officer) and Robert D. Vilsack (Chief Legal & Administrative Officer, Secretary) (collectively, our “named executive officers”).

2022 Business Highlights

We continued to operate in a difficult business environment and continued to face significant challenges in 2022 brought on by supply chain and logistics disruptions, rapid and broad-based inflation, labor shortages and production and demand volatility, all of which combined to negatively impact our operating results.

Despite these large macro challenges, we had many achievements and customer demand for our products remains strong. In 2022, we were committed to focusing on our customers and we continued executing on our strategic initiatives, restructuring efforts and making investments which we believe will result in a stronger business going forward. As a result of the foregoing, in 2022 sales from continuing operations were a record $1.5 billion, up 17% over the prior year. We delivered improved year-over-year operating margins and income results; completed restructuring actions at several locations; completed two strategic acquisitions; optimized our manufacturing footprint through consolidation and closure of several manufacturing facilities; and completed the sale of certain assets for cash proceeds of $9.5 million.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our Company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage and reward decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•to reinforce the achievement of key business strategies and objectives, including our continued response to macro- economic challenges;

•to reward our executives for their outstanding performance and business results;

•to emphasize the enhancement of shareholder value;

•to value the executive’s unique skills and competencies;

•to attract and retain qualified executives; and

•to provide a competitive compensation structure.

Compensation Practices

Below are certain of our key practices we consider good governance features of our executive compensation program.

	What We Do		What We Don’t Do
✔	Exercise judgment and discretion in compensation decisions	✗	No guaranteed bonus arrangements
✔	Set maximum payout caps on annual incentives	✗	No re-pricing of stock options or back dating of awards
✔	Maintain an appropriate balance between short- term and long-term compensation	✗	No enhanced retirement benefits for our named executive officers
✔	Use multi-year vesting requirement for long-term equity awards	✗	Non-qualified deferred compensation plans do not provide premium or guaranteed investment returns
✔	Set stock ownership guidelines for executive officers	✗	No hedging transactions and limited pledging of shares
✔	Maintain a clawback policy	✗	No employment agreements or severance arrangements
✔	Utilize the expertise of an independent compensation consultant	✗	No excise tax gross up in the event of a change-in-control

2023 Proxy Statement	30

Executive Compensation Discussion and Analysis

Overview

The Compensation Committee administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, annual cash incentives and bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes recommendations to the Compensation Committee with respect to compensation decisions concerning named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session without the CEO being present. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards.

Our Say-On-Pay Vote

At our annual meeting of shareholders in 2020, we held our non-binding advisory shareholder vote on the compensation of our named executive officers, which vote is commonly referred to as a “say-on-pay” vote. Our shareholders approved, on an advisory basis, the compensation of our named executive officers, with approximately 69.4% of the votes cast (not counting abstentions) in favor of the compensation paid to our named executive officers. After conducting the annual review of our compensation programs and considering and discussing the result of the say-on-pay vote, the Compensation Committee retained our general approach to executive compensation. However, we will continue to address shareholder feedback and considerations through changes to the executive compensation plans if and when the Compensation Committee believes such changes are consistent with its pay philosophy and our overall business strategy. With regard to the non-binding advisory resolution regarding the frequency for future say-on-pay votes presented at our annual meeting of shareholders in 2017, our shareholders cast the highest number of votes for advisory voting on executive compensation every three years, and as a result we implemented triennial say-on-pay voting. Our next say-on-pay vote and our next say-on-pay frequency vote will each be held at the shareholders meeting in 2023 and are described above in Proposal No. 4 and Proposal No. 5 respectively.

Shareholder Engagement

We are committed to shareholder engagement and we value feedback from our shareholders. We remain actively engaged with our shareholders on a number of topics, including corporate strategy and performance, executive compensation and corporate governance matters. In addition, we communicate with our shareholders through quarterly earnings calls, press releases, SEC filings, analyst meetings and investor meetings and conferences.

Compensation Consultant

Since 2017, the Compensation Committee has engaged Pay Governance, a leading independent provider of executive compensation consulting services, to serve as our compensation consultant. Pay Governance has periodically been engaged to help evaluate our compensation program, to review, comment and make recommendations on executive compensation matters, to help select appropriate market data for compensation determinations, to assist in executive compensation disclosures, and to provide updates on regulatory changes in compensation-related issues and other developments and trends in executive compensation. The Compensation Committee has conducted a review of its relationship with Pay Governance and has identified no conflict of interest under applicable Nasdaq Stock Market and SEC rules.

The Compensation Committee periodically reviews a peer group of companies based on their reasonable comparability to our Company in terms of revenues, market capitalization, enterprise value, complexity, performance, industry profile, scope of operations and competition for executive talent. The Compensation Committee also may consider a variety of data sources and information related to market practices for companies similar to ours.

For 2022, the Compensation Committee did not use a peer group of companies in determining compensation related matters. The Compensation Committee does not benchmark or otherwise aim for a level of compensation that falls within a specific range of market survey or peer group data. Instead, the Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions, and actual compensation can and does vary widely, either above or below these considerations, based on Company and individual performance, scope of responsibilities, competencies and experience, as further discussed below.

The Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash incentive/bonus, whether discretionary or pursuant to our Bonus Plan, and equity awards granted pursuant to our 2021 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation.

Executive Compensation Discussion and Analysis

2023 Proxy Statement	31

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant from year to year, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation but does emphasize variable compensation over fixed compensation.

Base Salary

We pay base salaries to recognize and reward each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined in part based on recommendations from our CEO. In addition, the Compensation Committee considers a variety of factors such as market survey data, a subjective assessment of the nature and scope of the named executive officer’s responsibilities, each named executive officer’s unique value and historical contributions, historical increases, internal equity considerations, and the experience and length of service of the named executive officer.

For 2022, the Compensation Committee, after considering the factors identified above increased our CEO’s base salary from $750,000 to $875,000 effective April 1, 2023. For our other named executive officers, after considering recommendations from our CEO and the factors identified above, the Compensation Committee increased Mr. Fogarty’s base salary from $425,000 to $450,000 and increased Mr. Vilsack’s base salary from $365,000 to $400,000 in each case effective April 1, 2023. The Compensation Committee believes the salaries of our named executive officers have remained moderate for the past several years. This approach is consistent with our philosophy that a greater emphasis should be placed on variable compensation.

Annual Cash Bonus

Annual cash bonus awards are used to reward and motivate our named executive officers for achieving key financial and operational objectives. The annual incentive bonus awards are generally payable based on the Company’s performance and the level of individual contributions to that performance.

We have established our Annual Cash Bonus Plan, or Bonus Plan, in which our CEO and any other named executive officer selected by the Compensation Committee may participate and be eligible to receive an annual cash bonus depending on the performance of our Company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year.

CEO Annual Cash Bonus Award

For 2022, only our CEO participated in the Bonus Plan. The annual cash bonus award for our CEO is a performance-based award opportunity and is intended to reward our CEO for achieving pre-determined key financial performance measures. The Compensation Committee determined that our CEO would be eligible for a cash bonus award under the Bonus Plan equal to 5% of our 2022 consolidated income before income taxes adjusted for unusual and extraordinary gains and losses, subject to an overall limit of $5,000,000. We define consolidated income before income taxes adjusted for unusual and extraordinary gains or losses as consolidated adjusted income before income taxes. The Compensation Committee believes consolidated adjusted income before income taxes is an appropriate measure of our core operating performance, and directly links our CEO’s annual incentive bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award. For 2022, consolidated adjusted income before income taxes was $25.6 million, and the Compensation Committee did not authorize any discretion to reduce the award. As a result, Mr. Matthew Crawford earned a cash bonus award of $1,280,000 under the Bonus Plan for 2022.

The Compensation Committee has historically used a percentage of consolidated adjusted income before taxes as the performance measure for our CEO under the Bonus Plan in order to further incentivize superior financial performance by the Company realizing such a formula could result in a significant annual cash bonus award, but subject to an overall limit of $5,000,000 under the Bonus Plan. For 2023, the Compensation Committee once again has established that the performance measure for our CEO under the Bonus Plan will be 5% of our 2023 consolidated adjusted income before taxes (adjusted for unusual and extraordinary gains and losses).

Other Named Executive Officer Annual Cash Bonus Awards

With respect to our other named executive officers, the Compensation Committee has determined that they will not participate in the Bonus Plan so that it can maintain the flexibility to exercise subjectivity in granting discretionary annual cash bonuses based on both the Company’s performance and individual performance. There is no set formula or specific performance measure for determining annual bonus awards for our named executive officers who do not participate in the Bonus Plan. Annual cash bonus awards for these named executive officers are fully discretionary and are based on the Compensation Committee’s subjective judgment, after

2023 Proxy Statement	32

Executive Compensation Discussion and Analysis

considering recommendations by our CEO and after taking into account our financial and operational performance as impacted by the global pandemic and the resulting macro-economic conditions. While the overall financial performance of the Company is the primary factor in determining these annual bonus awards, the Compensation Committee also may consider a number of other factors, including the named executive officer’s contribution to our success, the named executive officer’s overall leadership and expertise, the relative rank of the named executive officer, total compensation levels, and other factors that the Compensation Committee deems, in its subjective judgment, are critical to driving long-term value for shareholders.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Fogarty were: the overall financial performance of the Company; his effective oversight of the internal financial and accounting functions; his contributions to the completion of two strategic acquisitions; his contributions to cash management and our capital structure; his leadership in his role in the completion of a significant real estate sale; and his role in helping to drive the achievement of financial performance measures, all of which were considered in the context of the negative macro-economic conditions in 2022. Mr. Fogarty’s annual bonus award was $500,000, compared to an annual bonus award of $500,000 for 2021, representing an increase of 0%.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Vilsack were: his oversight of significant litigation matters; his role in the enhancement of key compliance matters; his contribution to the successful sale of estate; his instrumental role in the completion of two strategic acquisitions, a joint venture and an asset sale; his leadership in the management of commercial disruptions; his effective supervision of the internal legal department; his role in carrying out the corporate secretarial functions; and his leadership role in corporate procurement and IT matters. Mr. Vilsack’s annual bonus award was $420,000, compared to an annual bonus award of $420,000 for 2021, representing an increase of 0%.

The Compensation Committee also considered internal equity considerations, as well as the overall compensation of each of our other named executive officers. While our overall financial performance was relatively more important than the individual performance factors described above, the Compensation Committee did not assign a specific weight to any factor, but rather, evaluated the totality of factors in making each annual bonus award.

Information about bonuses paid to our named executive officers is contained in the “2022 Summary Compensation Table” below.

Equity Compensation

We have used the grant of equity awards under our 2021 Plan to provide long-term incentive compensation opportunities intended to align the named executive officers’ interests with those of our shareholders, and to attract, retain and reward executive officers.

Our Compensation Committee administers our 2021 Plan. Historically, the Compensation Committee has granted options and restricted shares under our 2021 Plan and its predecessor plan but awards under our 2021 Plan also can be made in the form of performance shares, restricted share units, performance units, stock appreciation rights or stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under the predecessor plan to our 2021 Plan have exercise prices equal to the closing market price of our Common Stock on the day of the grant.

For 2022, the Compensation Committee approved a restricted share award for Mr. Matthew Crawford in the amount of 110,000 shares and restricted share awards for Messrs. Fogarty and Vilsack in the amounts of 22,500 shares each. These restricted share awards vest one-third each year over three years.

The Compensation Committee did not perform a formulaic qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the amount of the equity awards. Restricted shares were used over stock options because restricted shares serve to reward and retain executives and foster stock ownership, while also minimizing the number of shares granted in aggregate, thereby reducing dilution. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer equity value that it considered necessary to achieve the shareholder alignment and the attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments

Executive Compensation Discussion and Analysis

2023 Proxy Statement	33

or distinguishable qualitative performance goals. The Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2022. In granting the 2022 restricted share awards, the Compensation Committee also considered:

•total compensation levels for each named executive officer in 2020, 2021 and 2022;

•the overall financial performance of the Company for the prior year;

•the value provided by restricted shares versus stock options;

•the value and size of historical grants and the value created from such grants;

•the named executive officer’s current and expected future contributions to the Company; and

•the price of our Common Stock on the date of grant and shares available for grant under the 2021 Plan.

More information about equity awards granted in 2022 to our CEO and our other named executive officers is contained in the “2022 Grants of Plan-Based Awards Table.”

Additional Information on CEO Total Compensation

Total compensation for our CEO consists of a base salary, annual cash bonuses & annual awards of restricted stock. As mentioned earlier, the Committee considers several factors in determining the compensation for the CEO for any given year, including:

•The Company’s consolidated adjusted income before income taxes, which funds the CEO’s potential annual cash bonuses.

•The Board’s qualitative assessment of the CEO’s performance relative to the operating environment faced by the Company.

•Any extraordinary events or items (positive or negative) not accurately captured by the Company’s financial results.

•Closing stock price for the year, shares available under our shareholder-approved equity plan and the dilutive impact of any stock awards made to the CEO as well as our other executives.

•Year-over-year changes in our consolidated adjusted income before income taxes and stock price.

Outside the funding formula used to fund the CEO’s potential annual cash bonuses, the Committee does not rely on a prescribed formula involving each of the above factors in determining the CEO’s annual award of cash bonuses or restricted shares. Rather, it uses its judgement in evaluating the Company’s overall performance across these factors in determining the CEO’s compensation for the year of performance upon which it is based, including any cash bonuses and restricted stock awards.

Cash bonuses earned for a year are paid early in the following year but are reported in the Summary Compensation Table for the year in which they are earned (e.g., bonuses paid in early 2023 but earned for 2022 are reported in the table for 2022). However, restricted stock awards that are granted based on the results for a year usually are not granted until approximately May or June of the following year and are reported in the Summary Compensation Table in the year they are granted (e.g., stock awards that are related to the CEO’s contributions and Company performance results for 2022 are granted and reported in 2023). The reporting in the Summary Compensation Table runs counter to the Committee’s decision making regarding the CEO’s compensation based on any given year’s results. The alternative table and related chart presented below illustrate each year’s outcomes based on assigning the restricted stock award to the year of performance upon which it is based, rather than the year in which it is granted. The alternative table and related chart presented below are intended as supplemental information and not as a substitute for the required Summary Compensation Table.

When cash bonuses and restricted stock awards are considered together for the year of performance upon which they are based (consistent with how the Committee makes its decisions), changes in the total compensation received by our CEO are highly correlated with annual changes in our consolidated adjusted income before income taxes and closing stock price as shown in the following table and chart.

Name and Principal Position	Year	Base Salary ($)	Annual Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Comp. ($)	Total Comp. Awarded For FY Results ($)(2)	Consolidiated Adjusted Income Before Income Taxes
Matthew V. Crawford Chairman, Chief Executive Officer and President(3)	2022	843,753	—	TBD	1,280,000	TBD	25,600,000
	2021	750,000	2,400,000	1,804,000	—	4,954,000	(18,500,000)
	2020 2019 2018	437,500 750,000 683,000	300,000 — 300,000	2,970,008 3,182,660 2,555,025	1,132,917 3,184,260 1,780,000	4,480,425 7,116,920 5,318,025	(22,600,000) 63,690,000 71,200,000

(1)Normally awarded in May or June after the year of performance upon which the stock award is based (e.g., award in 2023 is based on 2022 performance)

(2)Equals base salary, annual bonus, non-equity incentive compensation and stock award value for the year in which the compensation is earned.

(3)Mr. Matthew Crawford became CEO in May of 2018

2023 Proxy Statement	34

Executive Compensation Discussion and Analysis

CEO TOTAL COMPENSATION FOR THE YEAR IN WHICH IT IS BASED
vs. CONSOLIDATED ADJUSTED INCOME BEFORE INCOME TAXES
9,000
8,000
7,000
6,000
5,000
4,000
3,000
Total Compensation
75,000
50,000
25,000
0
-25,000
-50,000
Consolidated Adjusted Income Before Income Taxes
YE Stock Price
2018 $30.69
2019 $33.65
2020 $30.90
2021 $21.17
2022 $12.23
Total Compensation
Consolidated Adjusted Income Before Income Taxes

Other Executive Compensation Arrangements and Policies

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Prior to March 1, 2009, our named executive officers participated in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contributed 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Our named executive officers vest in the Company contributions ratably over six years of employment service, at which time they are 100% vested.

Effective April 1, 2011, the Company amended its Park-Ohio Industries, Inc. and Subsidiaries Pension Plan, or Pension Plan, to provide a new tax-qualified defined benefit for our employees, called the Account Balance Plan, or AB Plan. The AB Plan is intended to replace the contributions previously made under the 401(k) Plan.

All of the named executive officers participate in the AB Plan. The AB Plan incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations based on a percentage of compensation, subject to Internal Revenue Code limitations. For 2022, the interest rate was equal to 3% of compensation. Interest is credited to the notional account based on a market index. All AB Plan participants, including our named executive officers, are 100% vested in the benefit provided by the AB Plan. Additional detail on the AB Plan, including the value of the named executive officers’ accrued benefits, is provided below under “Pension Benefits.”

Deferred Compensation

We maintain a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary and bonus, to be paid at a time specified by the participant and consistent with the terms of the 2005 Plan. We do not provide any matching contributions to the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings. For 2022, none of our named executive officers contributed to the 2005 Plan.

Stock Ownership Guidelines

We maintain stock ownership guidelines for named executive officers. These guidelines are reviewed and updated periodically to support their intended purpose. The current guidelines require our CEO to achieve target ownership of five times base salary and our other named executive officers to achieve target ownership of three times base salary. Newly hired executives have five years to achieve their target ownership levels. For purposes of our stock ownership guidelines, ownership includes shares of Common Stock, unvested restricted share grants, restricted share unit grants and shares owned in the 401(k) Plan. Our CEO and other named executive officers substantially exceed their established guidelines.

Executive Compensation Discussion and Analysis

2023 Proxy Statement	35

Policy for Recoupment of Performance-Based Incentives

We have adopted a “clawback” policy that allows for the recoupment of certain short- and long-term incentive compensation paid (net of taxes) to any current or former key employees, including our named executive officers, in the event we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements that results in a recalculation of a financial metric applicable to such award and such employee willfully committed an act of fraud, dishonesty or recklessness that contributed to our obligation to prepare the accounting restatement. In the wake of the SEC’s recent promulgation of final Dodd-Frank Act clawback rules, we expect to review and consider changes to our clawback provisions, subject to the final listing standards being adopted by Nasdaq.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements that obligate us to provide any post-employment compensation or benefits. However, upon a change of control, as defined in our 2021 Plan, all unvested stock option grants (if any) become fully exercisable and all outstanding restricted share grants fully vest.

Anti-Hedging and Pledging Policies

Our Insider Trading Policy prohibits hedging transactions with respect to our Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock. Our Insider Trading Policy also prohibits the pledging of our Common Stock except where the transaction is pre-approved by our Chief Legal Officer and the amount of Common Stock that is pledged is limited.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, company cars or car allowances, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the AB Plan, 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We are not obligated to offset any income taxes due on any compensation or benefits, including income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Code and, thus, not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

Risk Oversight

Management, with the assistance of the Compensation Committee’s independent consultant, conducted a risk assessment of the design of our compensation programs for all employees, including those that apply to our executive officers. Management evaluated the levels of risk-taking to determine whether they are appropriate in the context of long-term value creation and viability, the overall compensation arrangements, and our overall risk profile. The results of such assessment were presented to the Compensation Committee. Based on the assessment, we believe that we have a compensation program that does not encourage excessive risk-taking, and we do not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

We have reviewed and discussed the foregoing Executive Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Executive Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2022.

Ronna Romney, Chair
Steven H. Rosen

2023 Proxy Statement	36

COMPENSATION TABLES

The following table sets forth for fiscal 2022, 2021 and 2020 all compensation for the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2022, and for our only other executive officer as of the end of 2022, whom we refer to collectively as our named executive officers.

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Matthew V. Crawford	2022	843,753	—	1,804,000	—	1,280,000	0	56,171	3,983,924
Chairman, Chief Executive	2021	750,000	2,400,000	2,970,008	—	—	5,939	51,517	6,177,464
Officer and President	2020	437,500	300,000	3,182,660	—	1,132,917	15,908	85,798	5,154,783
Patrick W. Fogarty	2022	443,750	500,000	369,000	—	—	7,430	22,141	1,342,321
Vice President and Chief	2021	425,000	500,000	539,989	—	—	7,991	21,257	1,494,237
Financial Officer	2020	345,432	312,500	530,000	—	—	11,682	20,875	1,220,489
Robert D. Vilsack	2022	391,256	420,000	369,000	—	—	7,426	33,578	1,221,260
Chief Legal & Administrative	2021	365,000	420,000	539,989	—	—	7,988	33,436	1,366,413
Officer, Secretary	2020	304,479	262,500	530,000	—	—	11,683	33,360	1,142,022

(1)The amounts in this column represent salary actually paid for the year indicated.

(2)The amounts in this column represent discretionary bonuses paid to certain of our named executive officers. For more information on these bonuses, see “Executive Compensation Discussion and Analysis — Compensation Components — Annual Cash Bonus” above.

(3) The amounts in this column for 2022 represent the grant date fair value for awards of restricted shares in accordance with ASC 718. The assumptions used in the calculation of these amounts for 2022 are included in Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022. The 2022 grants to the named executive officers will vest one-third each year over three years. For more information on these equity awards, see “Executive Compensation Discussion and Analysis — Compensation Components — Equity Compensation” above.

(4) The amounts listed in this column are the increases in actuarial present value accrued benefits under the AB Plan. The AB Plan is described in more detail in the “Pension Benefits” section.

(5) The amounts disclosed in this column for 2022 consist of life insurance premiums, use of a company car or car allowances, fuel and club memberships. For Mr. Crawford, club memberships were $51,997. In addition to the perquisites included in the table above, our named executive officers receive occasional personal use of event tickets when such tickets are not being used for business purposes, at no incremental cost to us.

Compensation Tables

2023 Proxy Statement	37

2022 Grants of Plan-Based Awards Table

The following table sets forth the restricted shares granted under the 2021 Plan and the Bonus Plan award granted in 2022.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)(1)	Maximum ($)(1)
Matthew V. Crawford	6/14/2022	—	5,000,000	110,000	1,804,000
Patrick W. Fogarty	6/14/2022	—	—	22,500	369,000
Robert D. Vilsack	6/14/2022	—	—	22,500	369,000

(1)For 2022, Mr. Matthew Crawford was eligible to receive a cash bonus equal to 5% of our 2022 consolidated adjusted income before income taxes under the Bonus Plan. For more information on this bonus, see “Executive Compensation Discussion and Analysis — Compensation Components — CEO Annual Bonus Award” above. Accordingly, there is no threshold or target award amount. Such award is limited to a maximum of $5,000,000 under the current terms of the Bonus Plan. For 2022, our consolidated adjusted income before income taxes was $25.6 million and, therefore, Mr. Matthew Crawford earned a cash bonus in the amount of $1,280,000 under the Bonus Plan.

(2)The amounts in this column are the number of restricted shares granted in 2022. The restricted shares vest one-third each year over three years beginning on the first anniversary of the grant date.

(3)The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

For 2022, base salary was 21% of total compensation in the Summary Compensation Table for Mr. Matthew Crawford; 33% for Mr. Fogarty; and 32% for Mr. Vilsack. None of the named executive officers has an employment agreement with us.

Outstanding Equity Awards at 2022 Fiscal Year-End Table

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Matthew V. Crawford	06/10/2020	61,111	747,387
	06/22/2021	58,859	719,845
	06/14/2022	110,000	1,345,300
Patrick W. Fogarty	06/10/2020	10,177	124,464
	06/22/2021	10,702	130,885
	06/14/2022	22,500	275,175
Robert D. Vilsack	06/10/2020	10,177	124,464
	06/22/2021	10,702	130,885
	06/14/2022	22,500	275,175

(1)These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(2)These amounts are based on the closing market price of our Common Stock of $12.23 per share on December 30, 2022.

2023 Proxy Statement	38

Compensation Tables

2022 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting in 2022 (#)	Value Realized on Vesting in 2022 ($)(1)
Matthew V. Crawford	118,040	1,967,997
Patrick W. Fogarty	20,527	340,637
Robert D. Vilsack	20,527	340,637

(1)These amounts are based on the closing market price of our Common Stock on the day on which the restricted shares vested.

2023 Proxy Statement	39

PENSION BENEFITS

2022 Pension Benefits Table

The following table sets forth information with respect to our AB Plan as of December 31, 2022.

Name	Plan Name	Number of Years Credited Service(1)(#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Matthew V. Crawford	AB Plan	11.75	74,681	0
Patrick W. Fogarty	AB Plan	11.75	83,468	0
Robert D. Vilsack	AB Plan	11.75	83,467	0

(1)The AB Plan went into effect on April 1, 2011, at which time all the named executive officers began accruing benefits. No credits for prior service were provided under the AB Plan.

(2)For the AB Plan, the reported value represents the actuarial present value of the accrued benefits as of December 31, 2022, payable at age 65 (or current age if older) in lump sum form, with a 4% rate for future interest credits and a 5.48% discount rate.

The Pension Plan is a tax-qualified defined benefit pension plan. Previously, the Pension Plan provided benefits primarily to retired and terminated participants from legacy locations. Effective April 1, 2011, the Pension Plan was amended to implement the AB Plan benefits for all domestic employees, except certain collectively bargained employees. All the named executive officers participate (or participated) in the AB Plan.

The AB Plan uses a cash balance design, which incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations. For 2022, the contribution rate was equal to 3% of compensation. The compensation used in the calculation is held to the Code’s annual limitation for qualified plan earnings. Interest is credited to the notional account using the rate for one-year Treasury constant maturities. The annual interest rate is held to a minimum of 3% and a maximum of 7%. Interest during 2022 was credited at an annual rate of 4%.

Upon retirement, termination, disability or death, the accumulated notional account balance is immediately payable to the named executive officer as a single lump sum payment. The present value of accrued benefits displayed in the table above is based on a lump sum payment.

The “Present Value of Accumulated Benefit” in the above table is the value at December 31, 2022 of the pension benefit payable at age 65 (or current age if older) that was earned as of December 31, 2022. For the AB Plan, this benefit at age 65 is derived by projecting the notional balance from current age to age 65 using 4.0% interest and no future allocations. This age-65 value is then discounted at a rate of 5.48% to December 31, 2022 to receive the current value of the benefit. No mortality assumption is used in the calculation because the benefit is assumed to be paid in lump sum form.

2022 Nonqualified Deferred Compensation Table

The following table sets forth information with respect to our 2005 Plan, as of December 31, 2022.

Name	Plan Name	Executive Contributions in 2022 ($)	Registrant Contributions in 2022 ($)	Aggregate Earnings in 2022 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)(2)
Matthew V. Crawford	2005 Plan	0	0	0	0	0
Patrick W. Fogarty	2005 Plan	0	0	(8,281)	0	30,255
Robert D. Vilsack	2005 Plan	0	0	(86,663)	0	354,164

(1)The aggregate earnings are not “above-market or preferential earnings” and, therefore, are not reported in the 2022 Summary Compensation Table.

(2)Of the amounts reported in this column, $13,145 for Mr. Fogarty and $142,890 for Mr. Vilsack was previously reported as compensation in prior years Summary Compensation Tables.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

2023 Proxy Statement	40

POTENTIAL POST-EMPLOYMENT PAYMENTS

Upon termination of employment for any reason, there are no severance contracts providing cash severance benefits to any of the named executive officers.

Upon the death or disability of a named executive officer while employed with the Company, all restricted share grants fully vest and all unvested stock options (if any) become immediately exercisable under the 2021 Plan, and under the AB Plan, certain benefits are immediately recognized upon the retirement of a named executive officer. The value of these vesting accelerations and benefits for the named executive officers as if a death, disability, or retirement had occurred on December 31, 2022, would be as follows:

Name	Death $(1)	Disability $(1)	Retirement $(2)
Matthew V. Crawford	2,812,532	2,812,532	87,240
Patrick W. Fogarty	530,524	530,524	87,082
Robert D. Vilsack	530,524	530,524	87,082

(1)This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $12.23 of our Common Stock on December 30, 2022.

(2)These amounts represent the AB Plan account balances as of December 31, 2022. These amounts are larger than the values reported in the Pension Benefits table because the assumed payment timing is different and not due to any variance in the benefit provision.

Under the terms of the 2021 Plan awards, upon a change of control, all restricted share grants fully vest. The value of these vesting accelerations for the named executive officers as if a change of control had occurred on December 31, 2022, would be as follows:

Name	Restricted Shares ($)(1)	Total ($)
Matthew V. Crawford	2,812,532	2,812,532
Patrick W. Fogarty	530,524	530,524
Robert D. Vilsack	530,524	530,524

(1)This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $12.23 of our Common Stock on December 30, 2022.

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 2021 Plan. A change of control is generally defined in the 2021 Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; and (iii) a change in the majority of our Board. For information about vested amounts or balances under the AB Plan and the 2005 Plan, see the “2022 Pension Benefits Table” and “2022 Nonqualified Deferred Compensation Table” respectively, above.

2023 Proxy Statement	41

CEO PAY RATIO

For the 2022 fiscal year, the ratio of the annual total compensation of our CEO (“CEO Compensation”) to the median of the annual total compensation of all of our employees other than our CEO (“Median Annual Compensation”) was 254 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.”

Mr. Matthew Crawford served as our CEO throughout 2022. We determined Mr. Matthew Crawford’s annual total compensation for the fiscal year ended December 31, 2022 was $3,983,924, which represents the total amount of compensation for our CEO as reported in the Summary Compensation Table.

For 2022, the Median Annual Compensation was $15,685, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2022 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2022 (the “Determination Date”). To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 7,071 employees, representing all of our full-time, part-time, seasonal and temporary employees (other than our CEO) as of the Determination Date. We did not exclude any of our non-U.S. employees from this determination. We then measured compensation for the period beginning on January 1, 2022 and ending on December 31, 2022 for these employees. This compensation measurement was calculated by totaling, for each employee, W-2 or equivalent taxable wages, including salary, wages, tips and other compensation as shown in our payroll and human resources records for 2022. In determining the Median Employee, we did not annualize the compensation of our newly hired permanent employees employed as of the Determination Date who did not work the entire year.

Pay Versus Performance Table

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO named executive officers (“NEOs”), as noted below. “Compensation actually paid” represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the Executive Compensation Discussion and Analysis. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs.

			PAY VERSUS PERFORMANCE
Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO1 (c)(1)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (h)	Consolidated Adjusted Income Before Income Taxes (i)(4)
					Total Shareholder Return (f)(3)	Peer Group Total Shareholder Return (g)(3)
2022	$3,983,924	$2,053,461	$1,281,790	$930,575	$38.65	$122.55	$(14,200,000)	$25,600,000
2021	$6,177,464	$3,900,081	$1,430,325	$1,032,246	$64.62	$152.67	$(24,800,000)	$(18,500,000)
2020	$5,154,783	$6,362,304	$1,181,255	$1,401,038	$92.67	$121.27	$(4,500,000)	$22,600,000
(1)	Matthew V. Crawford served as our principal executive officer (“PEO”) for the full year for each of 2022, 2021 and 2020. For 2022, 2021 and 2020 our non-PEO named executive officers (“NEOs”) were Patrick W. Fogarty and Robert D. Vilsack.
(2)	For each of 2022, 2021 and 2020, the values included in this column for the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

2023 Proxy Statement	42

CEO Pay Ratio

Matthew V. Crawford	2022	2021	2020
Summary Compensation Table Total for PEO (column (b))	$3,983,924	$6,177,464	$5,154,783
- aggregate change in actuarial present value of pension benefits	$0	$5,939	$15,908
+ service cost of pension benefits	$7,519	$7,077	$5,735
+ prior service cost of pension benefits	$0	$0	$0
- SCT “Stock Awards” column value	$(1,804,000)	$(2,970,008)	$(3,182,661)
- SCT “Option Awards” column value	$0	$0	$0
+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end, including:	$1,345,300	$1,869,056	$5,664,989
+/- year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end, including:	$(1,072,531)	$(1,456,795)	$(226,875)
+ vesting date fair value of equity awards granted and vested in the covered year, including:	$0	$0	$0
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year, including:	$(530,909)	$146,391	$(1,095,050)
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year, including:	$0	$0	$0
+ dollar value of dividends/earnings paid on equity awards in the covered year:	$123,870	$132,835	$57,291
Compensation Actually Paid to PEO (column (c))	$2,053,461	$3,900,081	$6,362,304

AVERAGE FOR NON-PEO NEOS	2022	2021	2020
Average SCT Total for Non-PEO NEOs (column (d))	$1,281,790	$1,430,325	$1,181,255
- aggregate change in actuarial present value of pension benefits	$7,428	$7,990	$11,683
+ service cost of pension benefits	$8,169	$7,757	$6,433
+ prior service cost of pension benefits	$0	$0	$0
- SCT “Stock Awards” column value	$369,000	$539,989	$530,000
- SCT “Option Awards” column value	$0	$0	$0
+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end, including:	$275,175	$339,820	$943,377
+/- year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end, including:	$(186,658)	$(246,694)	$(33,000)
+ vesting date fair value of equity awards granted and vested in the covered year, including:	$0	$0	$0
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year, including:	$(93,919)	$26,283	$(164,910)
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year, including:	$0	$0	$0
+ dollar value of dividends/earnings paid on equity awards in the covered year:	$22,446	$22,734	$9,566
Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$930,575	$1,032,246	$1,401,038

(3)	For each of 2022, 2021 and 2020, total shareholder return for the Company and the peer group was calculated as the yearly percentage change in cumulative total shareholder return based on a deemed fixed investment of $100 at market close on December 31, 2019. The yearly percentage change in cumulative total shareholder return was measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period from December 31, 2019 through and including the last day of the covered fiscal year (the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between stock price per share at the end and the beginning of the Measurement Period, divided by (b) stock price per share at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the year-end values of such investment as of the end of 2022, 2021 and 2020 as applicable. For purposes of this pay versus performance disclosure, our peer group NASDAQ U.S. Benchmark TR Index (U.S. companies) (the “Peer Group”). Because fiscal years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4)	Consolidated adjusted income before income taxes is calculated as described in the Executive Compensation Discussion and Analysis section above.

CEO Pay Ratio

2023 Proxy Statement	43

The following table lists the financial performance measures that we believe represent the most important and only financial performance measures we use to link compensation actually paid to our NEOs for fiscal 2022 to our performance:

Consolidated Adjusted Income Before Income Taxes

Pay Versus Performance Relationship Descriptions

The following graphical comparisons provide descriptions of the relationships between certain figures included in the Pay Versus Performance table for each of 2022, 2021, and 2020, including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the Peer Group; and (b) comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO NEOs and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance table.

COMPENSATION ACTUALLY PAID: PEO & AVG. NON-PEO
vs. TSR: PKOH & PEER GROUP
Compensation Actually Paid ($000s)
6,500
5,200
3,900
2,600
1,300
0
Total Shareholder Return: 2019 = 100
180
160
140
120
100
80
60
40
20
0
2019
2020
2021
2022
CAP PEO
CAP Avg Non-PEO
PKOH TSR
Peer TSR

COMPENSATION ACTUALLY PAID: PEO & AVG. NON-PEO
vs. GAAP NET INCOME
6,500
5,200
3,900
2,600
1,300
0
Compensation Actually Paid ($000s)
0
-5
-10
-15
-20
-25
-30
GAAP Net Income ($ Millions)
2019
2020
2021
2022
CAP PEO
CAP Avg Non-PEO
GAAP Net Income

2023 Proxy Statement	44

CEO Pay Ratio

COMPENSATION ACTUALLY PAID: PEO & AVERAGE NON-PEO
vs. CONSOLIDATED ADJUSTED INCOME BEFORE INCOME TAXES
Compensation Actually Paid ($000s)
Adjusted Income Before Income Taxes ($ Millions)
6,500
5,200
3,900
2,600
1,300
0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
-5.0
-10.0
-15.0
-20.0
-25.0
2019
2020
2021
2022
CAP PEO
CAP Avg Non-PEO
Adj Income Before Taxes

2023 Proxy Statement	45

OTHER MATTERS

Review, Approval or Ratification of Transactions With Related Persons

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing, approving or ratifying the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

Through a company owned by Messrs. Matthew Crawford and Edward Crawford, we lease an airplane for Company use. The lease has a three-year term with annual lease payments of $812,500 for up to 125 flight hours per year.

Messrs. Matthew Crawford, Edward Crawford and Rosen are significant shareholders of Crawford United Corporation (“Crawford United”). During the fiscal year ended December 31, 2022, subsidiaries of Crawford United purchased various products from our subsidiaries in the ordinary course of business in the aggregate amount of $2,763,010 and paid rent for certain facilities in the amount of $98,666. Additionally, during the fiscal year ended December 31, 2022, subsidiaries of the Company purchased various products from Crawford United subsidiaries in the ordinary course of business in the aggregate amount of $108,926.

Through a company owned by Mr. Matthew Crawford, we lease a 125,000 square foot facility in Canton, Ohio at a monthly rent of $60,125.

Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana at a monthly rent of $17,781 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio at a monthly rent of $72,036.

Shareholder Proposals for the 2024 Annual Meeting

Any shareholder who intends to present a proposal to include in the proxy materials for the 2024 annual meeting of shareholders, including proposals for the nomination of directors, must comply with Rule 14a-8 of the Exchange Act. To have the proposal included in our proxy statement and form of proxy for that meeting, the shareholder must deliver the proposal in writing by December 21, 2023 to the Secretary of the Company, at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Advance Notice Procedures

Under our Regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary not less than 60 days nor more than 90 days before the meeting. If there was less than 75 days’ notice or prior public disclosure of the date of the meeting given or made to the shareholders, then in order for the written notice by the shareholder to be timely, it must be received no later than the close of business on the fifteenth day after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Accordingly, if a shareholder intends to present a proposal at the 2024 annual meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, the shareholder must provide written notice pursuant to the procedures contained in our Regulations that are outlined above. Our proxy statement relating to the 2024 annual meeting of shareholders will give discretionary authority to those individuals named in the accompanying proxy to vote with respect to all non-Rule 14a-8 proposals not included in the proxy statement relating to the 2024 annual meeting of shareholders if the proposals are properly presented at the 2024 annual meeting.

In addition to satisfying the requirements under our Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at its principal executive offices no later than 60 calendar days prior to the anniversary date of the Annual Meeting (for the 2024 annual meeting of shareholders, no later than March 18, 2024) and include a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees. However, if the date of the 2024 annual meeting of shareholders is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting of shareholders is made.

2023 Proxy Statement	46

Other Matters

Shareholders Sharing the Same Address

To the extent we deliver paper copies of our Annual Report for the year ended December 31, 2022, notice of Annual Meeting or proxy statement, as applicable, we will follow the SEC rules that allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of our Annual Report for the year ended December 31, 2022, notice of Annual Meeting or proxy statement to any shareholder residing at the same address as another shareholder and currently receiving only one copy of such proxy materials who wishes to receive his or her own copy. Similarly, multiple shareholders residing at the same residence that are currently receiving separate copies of our Annual Report for the year ended December 31, 2022, notice of Annual Meeting or proxy statement may request that a single copy of such proxy materials be delivered. Requests may be made by telephone to (440) 947-2000 or in writing to our Corporate Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Annual Report

Our Annual Report for the year ended December 31, 2022, along with our other proxy materials, is being mailed to each shareholder of record on the record date. Additional copies may be obtained from the undersigned.

PARK-OHIO HOLDINGS CORP. ROBERT D. VILSACK Chief Legal & Administrative Officer, Secretary

April 14, 2023

2023 Proxy Statement	A-1

Appendix A

PARK-OHIO HOLDINGS CORP.

2021 EQUITY AND INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective May 17, 2023)

1. Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for performance and/or service.

2. Definitions. As used in this Plan:

(a) “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion.

(b) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(c) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(i) “Common Shares” means the shares of Common Stock, par value $1.00 per share, of the Company or any security into which such shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j) “Company” means Park-Ohio Holdings Corp., an Ohio corporation, and its successors.

(k) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(l) “Director” means a member of the Board.

(m) “Effective Date” means May 27, 2021.

(n) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

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Appendix A

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(q) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(r) “Management Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(s) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the Nasdaq Stock Market, if the Common Shares are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u) “Option Price” means the purchase price payable on exercise of an Option Right.

(v) “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(w) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person, including a consultant, who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(x) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(y) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(z) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(aa) “Plan” means this Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time. This Plan was last amended and restated effective May 17, 2023.

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(bb) “Predecessor Plans” means the Company’s 2015 Equity and Incentive Compensation Plan and the Company’s 2018 Equity and Incentive Compensation Plan, in each case including as amended or amended and restated from time to time.

(cc) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(dd) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.

(ee) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ff) “Shareholder” means an individual or entity that owns one or more Common Shares.

(gg) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(hh) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(ii) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(jj) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under this Plan.

(a) Maximum Shares Available Under this Plan.

(i)Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents, will not exceed in the aggregate (x) 1,375,000 Common Shares (consisting of 625,000 Common Shares approved by the Shareholders in 2021 and 750,000 Common Shares to be approved by the Shareholders in 2023), plus (y) the total number of Common Shares remaining available under the Company’s 2018 Equity and Incentive Compensation Plan and not subject to any outstanding awards as of the Effective Date, plus (z) the Common Shares that are subject to awards granted under this Plan or the Predecessor Plans that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

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Appendix A

(ii)Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b) Share Counting Rules.

(i)Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)Notwithstanding anything to the contrary contained in this Plan, the following Common Shares will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plans); (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards; (C) Common Shares subject to a stock-settled Appreciation Right (or a stock appreciation right granted under the Predecessor Plans) that are not actually issued in connection with the settlement of such right on the exercise thereof; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or stock options granted under the Predecessor Plans).

(iv)If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 1,375,000 Common Shares.

(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000.

(e) Minimum Vesting Requirement. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the applicable Date of Grant; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan; (ii) Common Shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of Shareholders; and (iv) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a)(i) (subject to adjustment under Section 11). Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in is

Appendix A

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sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control, or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f) Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(i) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(j) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

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Appendix A

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. For the avoidance of doubt, the Option Price of an Option Right to which a Tandem Appreciation Right relates (except with respect to awards under Section 22 of this Plan) will be equal to or greater than the Market Value per Share on the Date of Grant of such related Option Right.

(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e) Regarding Free-Standing Appreciation Rights only:

(i)Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of a Free-Standing Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

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(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Shares.

(f) Notwithstanding anything to the contrary contained in this Plan Restricted Shares may provide for continued vesting or the earlier vesting of such Restricted Shares, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g) Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until, and paid contingent upon, the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

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Appendix A

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until, and paid contingent upon, the achievement of the applicable Management Objectives.

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of

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the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 9 with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until, and paid contingent upon, the achievement of the applicable Management Objectives.

(e) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award upon certain events, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10. Administration of this Plan.

(a) This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee or the subcommittee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee or the subcommittee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee or the subcommittee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated

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Appendix A

under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines in good faith is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of Common Shares specified in Section 3 of this Plan as the Committee, in its sole discretion, determines in good faith is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is defined below) of the Company immediately prior to such transaction;

(b) the Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(c) any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”); or

(d) if during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this subsection (d), each Director who is first elected, or first nominated for election by the Company’s shareholders by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period (but excluding for purposes of this proviso any individual whose

Appendix A

2023 Proxy Statement	A-11

initially becomes a Director as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board).

Notwithstanding the foregoing provisions of this Section 12, a “Change in Control” shall not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or interest, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or include other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee or the Board from time to time or as required by applicable law or any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or include other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or the Board or under Section 10D of the Exchange Act and/or any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

15. Transferability.

(a) Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or other awards under this Plan or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

2023 Proxy Statement	A-12

Appendix A

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares delivered or required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition

Appendix A

2023 Proxy Statement	A-13

of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.

(c) If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20. Effective Date/Termination. The Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan was effective as of the Effective Date. This 2023 amendment and restatement of the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan will be effective as of the date on which such amendment and restatement

2023 Proxy Statement	A-14

Appendix A

is approved by the Shareholders (the “Amendment and Restatement Date”). No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans continued following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Amendment and Restatement Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or Common Shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the stock records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

Appendix A

2023 Proxy Statement	A-15

22. Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

5. To recommend, on an advisory basis, the frequency of future advisory votes on named executive officer compensation; and 3 Years 2 Years 1 Year Abstain For Withhold For Withhold For Withhold 1 U P X 01 - Patrick V. Auletta 02 - Howard W. Hanna IV 03 - Dan T. Moore III Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03SCIC + + A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4, and THREE YEARS on Proposal 5. 1. Election of Directors: qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2023 Annual Meeting Proxy Card Change of Address — Please print new address below. Comments — Please print your comments below. B Non-Voting Items 2. To approve the Amendment and Restatement of the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan; 3. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2023; For Against Abstain 4. To approve, on an advisory basis, named executive officer compensation; 6. To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof For Against Abstain For Against Abstain MMMMMMMMM 5 7 5 3 1 2 MMMMMMMMMMMM Proxy Solicited by Board of Directors for Annual Meeting — May 17, 2023 Ronna Romney and James W. Wert, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Park-Ohio Holdings Corp. to be held on May 17, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2, 3, and 4, and THREE YEARS on Proposal 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy - Park-Ohio Holdings Corp. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries (the “Plan”): The undersigned shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the undersigned shareholder’s account under the Plan on the record date (“allocated shares”); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions (“non-directed shares”) and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at our corporate office, 6065 Parkland Boulevard, Cleveland, Ohio 44124, on May 17, 2023 and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of nondirected shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526.